AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TYCO INTERNATIONAL LTD.,

                              T11 ACQUISITION CORP.

                                       and

                       UNITED STATES SURGICAL CORPORATION






                            Dated as of May 25, 1998






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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER................................  2
        SECTION 1.01.  The Merger............................................  2
        SECTION 1.02.  Effective Time.  .....................................  2
        SECTION 1.03.  Effect of the Merger..................................  2
        SECTION 1.04.  Certificate of Incorporation; By-Laws.................  2
        SECTION 1.05.  Directors and Officers................................  3
        SECTION 1.06.  Effect on Capital Stock...............................  3
        SECTION 1.07.  Exchange of Certificates..............................  5
        SECTION 1.08.  Stock Transfer Books..................................  7
        SECTION 1.09.  No Further Ownership Rights in Company Common Stock...  7
        SECTION 1.10.  Lost, Stolen or Destroyed Certificates................  7
        SECTION 1.11.  Tax and Accounting Consequences.......................  7
        SECTION 1.12.  Taking of Necessary Action; Further Action............  7
        SECTION 1.13.  Material Adverse Effect...............................  8

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  8
        SECTION 2.01.  Organization and Qualification; Subsidiaries..........  8
        SECTION 2.02.  Certificate of Incorporation and By-Laws..............  9
        SECTION 2.03.  Capitalization........................................  9
        SECTION 2.04.  Authority Relative to this Agreement.................. 10
        SECTION 2.05.  No Conflict; Required Filings and Consents............ 10
        SECTION 2.06.  Compliance; Permits................................... 11
        SECTION 2.07.  SEC Filings; Financial Statements..................... 12
        SECTION 2.08.  Absence of Certain Changes or Events.................. 13
        SECTION 2.09.  No Undisclosed Liabilities............................ 13
        SECTION 2.10.  Absence of Litigation................................. 13
        SECTION 2.11.  Employee Benefit Plans; Employment Agreements......... 13
        SECTION 2.12.  Labor Matters......................................... 16
        SECTION 2.13.  Registration Statement; Proxy Statement/Prospectus.... 17
        SECTION 2.14.  Restrictions on Business Activities................... 17
        SECTION 2.15.  Title to Property..................................... 18
        SECTION 2.16.  Taxes................................................. 18
        SECTION 2.17.  Environmental Matters................................. 19
        SECTION 2.18.  Brokers............................................... 21
        SECTION 2.19.  Intellectual Property................................. 21
        SECTION 2.20.  Interested Party Transactions......................... 22
        SECTION 2.21.  Insurance............................................. 23
        SECTION 2.22.  Product Liability and Recalls......................... 23
        SECTION 2.23.  Opinion of Financial Advisor.......................... 23
        SECTION 2.24.  Pooling Matters....................................... 23


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        SECTION 2.25.  Tax Matters........................................... 23
        SECTION 2.26  Accuracy of Information................................ 24

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB.......................... 24
        SECTION 3.01.  Organization and Qualification; Subsidiaries.......... 24
        SECTION 3.02.  Articles of Organization and By-Laws.................. 24
        SECTION 3.03.  Capitalization........................................ 25
        SECTION 3.04.  Authority Relative to this Agreement.................. 25
        SECTION 3.05.  No Conflict; Required Filings and Consents............ 26
        SECTION 3.06.  Compliance; Permits................................... 27
        SECTION 3.07.  SEC Filings; Financial Statements..................... 27
        SECTION 3.08.  Absence of Certain Changes or Events.................. 28
        SECTION 3.09.  No Undisclosed Liabilities............................ 28
        SECTION 3.10.  Absence of Litigation................................. 28
        SECTION 3.11.  Employee Benefit Plans; Employment Agreements......... 28
        SECTION 3.12.  Labor Matters......................................... 31
        SECTION 3.13.  Registration Statement;  Proxy Statement/Prospectus... 31
        SECTION 3.14.  Restrictions on Business Activities................... 32
        SECTION 3.15.  Title to Property..................................... 32
        SECTION 3.16.  Taxes................................................. 33
        SECTION 3.17.  Environmental Matters................................. 34
        SECTION 3.18.  Brokers............................................... 35
        SECTION 3.19.  Intellectual Property................................. 35
        SECTION 3.20.  Interested Party Transactions......................... 35
        SECTION 3.21.  Insurance............................................. 35
        SECTION 3.22.  Product Liability and Recalls......................... 36
        SECTION 3.23.  Ownership of Merger Sub; No Prior Activities.......... 36
        SECTION 3.24.  Pooling Matters....................................... 36
        SECTION 3.25.  Tax Matters........................................... 36
        SECTION 3.26.  DGCL Section 203...................................... 36
        SECTION 3.27  Accuracy of Information................................ 37

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER.................. 37
        SECTION 4.01.  Conduct of Business by the Company Pending the Merger. 37
        SECTION 4.02.  No Solicitation....................................... 39
        SECTION 4.03.  Conduct of Business by Parent Pending the Merger...... 40

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS.......................... 41
        SECTION 5.01.   Proxy Statement/Prospectus; Registration Statement... 41


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        SECTION 5.02.  Company Shareholders Meeting.......................... 42
        SECTION 5.03.  Access to Information; Confidentiality................ 42
        SECTION 5.04.  Consents; Approvals................................... 42
        SECTION 5.05.  Agreements with Respect to Affiliates................. 42
        SECTION 5.06.  Indemnification and Insurance......................... 43
        SECTION 5.07.  Notification of Certain Matters....................... 44
        SECTION 5.08.  Further Action/Tax Treatment.......................... 45
        SECTION 5.09.  Public Announcements.................................. 45
        SECTION 5.10.  Listing of Parent Shares.............................. 45
        SECTION 5.11.  Conveyance Taxes...................................... 45
        SECTION 5.12.  Option Plans and Benefits, etc........................ 45
        SECTION 5.13.  Accountant's Letters.................................. 46
        SECTION 5.14.  Pooling Accounting Treatment.......................... 46
        SECTION 5.15.  Connecticut Transfer Act.............................. 47
        SECTION 5.16.  Director Appointment.................................. 47

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER......................... 47
        SECTION 6.01.  Conditions to Obligation of Each Party to
                         Effect the Merger................................... 47
        SECTION 6.02.  Additional Conditions to Obligations of
                         Parent and Merger Sub............................... 49
        SECTION 6.03.  Additional Conditions to Obligation of the Company.... 50

                                   ARTICLE VII

                                   TERMINATION............................... 50
        SECTION 7.01.  Termination........................................... 50
        SECTION 7.02.  Effect of Termination................................. 52
        SECTION 7.03.  Fees and Expenses..................................... 53

                                  ARTICLE VIII

                               GENERAL PROVISIONS............................ 54
        SECTION 8.01.  Effectiveness of Representations, Warranties and
                         Agreements.......................................... 54
        SECTION 8.02.  Notices............................................... 54
        SECTION 8.03.  Certain Definitions................................... 56
        SECTION 8.04.  Amendment............................................. 57
        SECTION 8.05.  Waiver................................................ 57
        SECTION 8.06.  Headings.............................................. 57
        SECTION 8.07.  Severability.......................................... 57
        SECTION 8.08.  Entire Agreement...................................... 57
        SECTION 8.09.  Assignment; Merger Sub................................ 58
        SECTION 8.10.  Parties in Interest................................... 58
        SECTION 8.11.  Failure or Indulgence Not Waiver; Remedies Cumulative. 58
        SECTION 8.12.  Governing Law; Jurisdiction........................... 58
        SECTION 8.13.  Counterparts.......................................... 58
        SECTION 8.14.  WAIVER OF JURY TRIAL.................................. 58


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                          AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER, dated as of May 25, 1998 (this "Agreement"), among TYCO INTERNATIONAL LTD., a Bermuda company ("Parent"), T11 ACQUISITION CORP., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and UNITED STATES SURGICAL CORPORATION, a Delaware corporation (the "Company").

                                     W I T N E S S E T H:

               WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, and consistent with and in furtherance of their respective business strategies and goals, for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

               WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

               WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

               WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

               WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, par value $.10 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


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                                    ARTICLE I

                                   THE MERGER


               SECTION 1.01. The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

               (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

               SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated as of the day of the Closing by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

               SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

               SECTION 1.04. Certificate of Incorporation; By-Laws. (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that Article FOURTH shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $.01 per share.


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               (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time,  shall be the By-Laws of the Surviving  Corporation
until   thereafter   amended  as  provided  by  the  DGCL,  the  Certificate  of
Incorporation of the Surviving Corporation and such By-Laws.

               SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and ByLaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

               SECTION 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

               (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Section 1.06(f), into the right to receive 0.7606 (the "Exchange Ratio") validly issued, fully paid and nonassessable Parent Common Shares, par value $.20 ("Parent Common Shares").

               (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

               (c) Assumption of Outstanding Stock Options, etc.. (1) Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under (I) (i) the Company's 1990 Employee Stock Option Plan, (ii) the Company's 1993 Employee Stock Option Plan, (iii) the Company's 1996 Employee Stock Option Plan, (iv) the Company's 1997 Key Management Equity Investment Plan, (v) the PAS Stock Option Plans, (vi) the
Company's 1997 Stock Option Purchase Agreement, (vii) the Company's Serviced Based Stock Option Plan, and (viii) the Company's Outside Directors Stock Option Plan, or (II) any other stock plan or agreement of the Company (collectively, the "Company Stock Option Plans"), which by its terms is not extinguished in the Merger, shall be assumed by Parent and shall constitute an option (an "Adjusted Option") to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time (but taking account of the Merger), the number of Parent Common Shares (rounded to the nearest whole Parent Common Share) as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time, at a price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Common Shares deemed purchasable pursuant to such Adjusted Option. The


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other  terms of each such  Stock  Option,  and the plans  under  which they were issued,shall continue to apply in accordance with their terms, including, to the extent provided therein, the acceleration of vesting of such Stock Options in connection with the transactions contemplated hereby.

               As soon as practicable after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and that such Stock Option shall continue in effect on the same terms and conditions.

               Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Stock Options in accordance with this Section 1.06(c)(1). As soon as practicable following the Effective Time, Parent shall cause the Parent Common Shares subject to the Adjusted Options to be registered under the Securities Act of 1933, as amended, and the SEC's rules thereunder (the
"Securities Act") pursuant to a registration statement on Form S-8 (or any successor or other appropriate form), and shall use at least such efforts as are applied to Parent's other stock options generally to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Adjusted Options remain outstanding (subject to interruptions of such effectiveness or current status as may be reasonably required from time to time, and are applicable to registration statements of Parent with respect to its option plans generally, because of developments affecting Parent or otherwise).

               (2) The contingent obligations of the Company (the "PAS Obligations") to issue shares of Company Common Stock to certain former stockholders of Progressive Angioplasty Systems, Inc. ("PAS"), pursuant to
Section 2.07 and Section 2.08 of the Agreement and Plan of Merger dated February 4, 1997, by and among the Company, a wholly owned subsidiary of the Company and PAS (as amended by the First Amendment dated as of August 6, 1997, the "PAS Agreement") shall be assumed by Parent from and after the Effective Time and shall constitute an obligation to issue, on the same terms and conditions mutatis mutandis as were applicable under the PAS Agreement prior to the Effective Time, Parent Common Shares (rounded to the nearest whole Parent Common Share), and Parent Common Shares shall be substituted for Company Common Stock in the definition of the term "Closing Price" for purposes of determining the number of Parent Common Shares, if any, that may be issued in accordance with the PAS Agreement as aforesaid.

               As soon as reasonably practicable following the Effective Time, Parent shall cause the Parent Common Shares that may be issued pursuant to the PAS Obligations to be registered under the Securities Act pursuant to a resale shelf registration statement on Form S-3 (or any successor or other appropriate form) and shall use its commercially reasonable efforts, subject to the receipt of information from and as to the relevant former PAS stockholders, to cause such registration statement to become effective as promptly after filing as practicable. The provisions of Sections 6.01 and 6.02 of the PAS Agreement shall apply to such registration statement mutatis mutandis.


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               (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

               (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares), reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to Parent Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price of the Parent Common Shares on the date of the Effective Time. "Closing Price" shall mean, on any day, the last reported sale price of one Parent Common Share on the NYSE Composite Transaction Tape.

               SECTION 1.07. Exchange of Certificates. (a) Exchange Agent. At the Effective Time Parent shall cause to be supplied, to or for such bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the Parent Common Shares issuable pursuant to
Section 1.06 in exchange for outstanding Shares and the cash to be paid in lieu of fractional shares.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c), and (C) cash in respect of fractional shares as provided in Section 1.06(f) (the Parent Common Shares and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the


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transfer records of the Company as of the Effective Time,  Parent Common Shares,
dividends, distributions, and cash in respect of fractional shares, may be issued and paid in accordance with this Article I to a transferee if the
Certificate   evidencing  such  Shares  is  presented  to  the  Exchange  Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock
transfer  taxes  have  been  paid.   Until  so  surrendered,   each  outstanding
Certificate that, prior to the Effective Time, represented Shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full Parent Common Shares, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted.

               (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares.

               (d) Transfers of Ownership. If any certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.


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               (g) Undistributed  Certificates.  Any portion of the certificates evidencing the Parent Common Shares and the cash to be paid in lieu of fractional shares supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

               SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

               SECTION 1.09. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

               SECTION 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Common Shares as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

               SECTION 1.11. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

               SECTION 1.12. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

               SECTION 1.13. Material Adverse Effect. When used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that the following shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur with respect to the Company: the effects of changes that are applicable to (A) the healthcare or medical device industries generally, (B) the United States economy generally or (C) the United States securities markets generally.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


               The Company hereby represents and warrants to Parent and Merger Sub as follows:

               SECTION 2.01. Organization and Qualification;  Subsidiaries. Each
of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's "significant" subsidiaries, as defined in Regulation S-X, is included as an exhibit to the Company's 1997 Annual Report on Form 10-K. The Company will furnish to Parent a list of all subsidiaries of the Company together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary on a supplement to the Company Disclosure Schedule (as defined below) to be delivered to Parent not later than 14 days from the date of this Agreement (the "Supplemental Company Disclosure Schedule"). Except as set forth in Section
2.01 of the written disclosure schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule") or the Company SEC Reports (as defined in Section 2.07 below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $5,000,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

               SECTION 2.02. Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as amended to date, and has made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its material subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or such By-Laws or equivalent organizational documents, except for immaterial violations of the documents which may exist.

               SECTION 2.03. Capitalization. The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $5.00 per share (the "Company Preferred Stock"). As of April 30, 1998, (i) 76,698,965 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and an additional 7,003,014 shares were held in treasury, (ii) no shares of Company Preferred Stock were outstanding or held in treasury, (iii) no shares of Company Common Stock or Company Preferred Stock were held by subsidiaries of the Company, (iv) 24,348,700 shares of Company Common Stock were reserved for existing grants and 3,799,689 shares were reserved for future grants pursuant to the Company Stock Option Plans, and (v) not in excess of 294,928 shares of Company Common Stock were reserved and are available for future issuance pursuant to the USCC Employees 1979 Stock Purchase Plan and the Company's 1994 Employee Stock Purchase Plan (together, the "Stock Purchase Plans"). The Company may be obligated to issue additional shares of Company Common Stock pursuant to the PAS Obligations. Except as set forth in Section
2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred between April 30, 1998 and the date hereof, except for changes resulting from the exercise of Stock Options and shares purchased under the Stock Purchase Plans. Except as set forth in Section 2.01, this Section 2.03 or
Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections
2.01 and 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

               SECTION 2.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including pursuant to Section 203 of the DGCL), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). As of the date hereof, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company.

               SECTION 2.05.  No Conflict;  Required  Filings and Consents.  (a)
Section 2.05(a) of the Company  Disclosure  Schedule  includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $10,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contact, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $5,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (the "Exchange Act") but have not been so filed with the SEC as of the date hereof.

               (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Foreign Monopoly Laws"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

               SECTION  2.06.  Compliance;  Permits.  (a) Except as disclosed in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits") except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1994 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "March 31, 1998 10-Q"), and, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above filed by the Company with the SEC since December 31, 1994, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Reports), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

               SECTION 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, between December 31, 1997 and the date hereof, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; or (v) any sale of a material amount of assets of the Company, except in the ordinary course of business.

               SECTION 2.09. No Undisclosed Liabilities.  Except as set forth in
Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 1998 included in the Company's Quarterly Report of Form 10-Q for the quarter ended March 31, 1998 (the "1998 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1998 Balance Sheet, (c) incurred since March 31, 1998 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION  2.10.  Absence  of  Litigation.  Except  as set forth in
Section 2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

               SECTION 2.11. Employee Benefit Plans; Employment Agreements.  (a)
Section 2.11(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (a "Company ERISA Affiliate"), or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") (together for the purposes of this Section 2.11, the "Employee Plans"). The Company has made available to Parent, prior to the date of this Agreement, or the Company will make available not later than 14 days after the date of this Agreement, copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Employee Plan and related trust which is subject to Parts 1, 2 and 4 of the Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application for such determination). For purposes of this Section 2.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an amount exceeding $500,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an amount exceeding $500,000, with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

               (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule or the Company SEC Reports, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company or any Company ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Employee Plan, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to the Company or any Company ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

               (c)  Section  2.11(c)  of  the  Supplemental  Company  Disclosure
Schedule will set forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule sets forth (x) the total number of any such ISOs and any such nonqualified options and other such rights by exercise price and (y) the amount by which the value of the Merger Consideration (using $42.50 as the value of the Merger Consideration) exceeds the option or exercise price of all such ISOs, non-qualified options and rights (including pursuant to the Company Stock Option Plan) in the aggregate (such excess being the "Aggregate Option Exercise Spread").

               (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $250,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Employee Plans; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $150,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Company which contain change in control provisions.

               (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, no employee of the Company or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of the Company. The PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $1,000,000 the value of the Defined Benefit Plans' assets. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

               (f) Except as provided in Schedule 2.11(f) of the Company Disclosure Schedule or as contemplated by this Agreement, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Employee Plan that invests in Company stock; (ii) since December 31, 1997, the Company has not proposed nor agreed to any increase in benefits under any Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits under the terms of any Employee Plan solely by reason of the consummation of this transaction contemplated by this Agreement.

                (g) Each Employee Plan covering non-U.S. employees (an "International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded International Plan, if any, (or the liability of each funded International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the International Plan.

               (h) The Company has fiduciary liability insurance of at least $1,500,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

               SECTION 2.12. Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and
(iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 2.13. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the
Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Company Shareholders Meeting contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement/Prospectus.

               SECTION 2.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure
Schedule or the Company SEC Reports, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the

Company or such subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 2.15.  Title to Property.  Except as set forth in Section
2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1998 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 2.16. Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

                (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 1997 Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1997 Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

               (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

               (c) Except as set forth in Section 2.16 of the Company Disclosure
Schedule: (i) Neither the Company nor any of its subsidiaries has ever been a member of an affiliated group within the meaning of Section 1504 of the Code or filed or been included in a combined, consolidated or unitary Tax Return, other than of the Company and its subsidiaries; (ii) other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes; (iii) neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (iv) neither the Company nor any of its subsidiaries has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (v) neither the Company nor any of its subsidiaries has agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under
Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of its subsidiaries to any other subsidiary or to the Company have been arm's length prices, determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (viii) neither the Company nor any of its subsidiaries is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (ix) neither the Company nor any of its subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and (x) none of the assets owned by the Company or any of its subsidiaries is property that is required to be treated as owned by any other person pursuant to Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               SECTION 2.17.  Environmental  Matters. (a) Except as set forth in
Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in material compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all material permits and governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.

               (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

               (c) There are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as hereinafter defined), that would form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (d) Except as would not reasonably be expected,  individually  or in the aggregate, to have a Material Adverse Effect, (i) no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern has been listed on the National Priority List, CERCLIS, state Superfund site list or state analog to CERCLIS, and the Company and its subsidiaries have not been notified that either of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCB's) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

               (e) For purposes of this Agreement:

               (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

               (ii) "Environmental Laws" means all Federal, state, local and foreign laws, regulations, codes, ordinances, any guidance or directive relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to CERCLA, RCRA, TSCA, OSHA, the Clean Air Act, the Clean Water Act, each as amended or supplemented, and any applicable transfer statutes or laws.

               (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, poly chlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

               SECTION 2.18. Brokers. No broker, finder or investment banker (other than Chase Securities Inc. ("Chase"), the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

               SECTION 2.19. Intellectual Property. (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, know-how, trade secrets, computer software programs or applications and proprietary information. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

        (b) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Assets that are used in the business of the Company and its subsidiaries as currently conducted, without conflict with the rights of others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (c) Except as disclosed in Section 2.19(c) of the Supplemental Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims with respect to the Company Intellectual Property Assets, or the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of such Third Party
Intellectual   Property  Assets  by  or  through  the  Company  or  any  of  its subsidiaries, are currently pending or, to the knowledge of the Company, are threatened by any person.

        (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries knows of any valid grounds for any bona fide claim to the effect that the manufacture, sale, licensing or use of any product now used, sold or licensed or proposed for use, sale, license by the Company or any of its subsidiaries infringes on any Third Party Intellectual Property Assets.

        (e) Section 2.19(e) of the Supplemental Company Disclosure Schedule will set forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications and all trade names owned by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; and (iv) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in the Company Disclosure Schedule; or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are publicly available. To its knowledge, the Company has heretofore made available to Parent a list of all such patents, patent applications, trademark and service mark registrations, trademark and service mark applications, trade names, copyright registrations, copyright applications and licenses. The Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, trade names, copyright registrations and copyright applications and licenses set forth in the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each license of Company Intellectual Property Assets is valid, subsisting and enforceable.

        (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge: there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

        (h) Except as set forth on Schedule 2.19(h) on the Company Disclosure Schedule, the disclosure under the heading "IMPACT OF THE YEAR 2000 ISSUE" contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is accurate and correct in all material respects.

               SECTION 2.20. Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the date of the Company's proxy statement dated March 30, 1998 (the "1998 Company Proxy Statement"), no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

               SECTION 2.21. Insurance. Except as disclosed in Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected to have a Material Adverse Effect.

               SECTION 2.22. Product Liability and Recalls. (a) Except as disclosed in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 2.23. Opinion of Financial Advisor. The Company has been advised by its financial advisor, Chase, to the effect that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Shares.

               SECTION 2.24. Pooling Matters. To the Company's knowledge and based upon consultation with its independent accountants, the Company has provided to Parent and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, and the Company has no knowledge that such business combination cannot be accounted for in that manner. For purposes of this Section 2.24, "to the Company's knowledge" means to the actual knowledge of the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer.

               SECTION 2.25. Tax Matters. The representations, statements and covenants set forth in paragraph 2 through 18 of Exhibit A hereto are true and correct in all material respects.

               SECTION 2.26 Accuracy of Information. The Company acknowledges that none of Parent, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives including, without limitation, any estimations, projections or other statement regarding future performance, except to the extent set forth in this Agreement (including the Parent Disclosure Schedule).

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB



               Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

               SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized and existing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.01 of the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). Except as set forth in Section 3.01 of the Parent Disclosure Schedule or the Parent SEC Reports (as defined in Section 3.07 below), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $3,000,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

               SECTION 3.02. Articles of Organization and By-Laws. Parent has heretofore made available to the Company a complete and correct copy of its Memorandum of Association and Bye-Laws, as amended to date. Such Memorandum of Association and Bye-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Memorandum of Association (or Certificate of Incorporation) or by-laws.

               SECTION 3.03. Capitalization. (a) The authorized capital stock of Parent consists of 1,503,750,000 Parent Common Shares and 125,000,000 Preference Shares, $1.00 par value per share ("Parent Preferred Shares"). (i) As of April 23, 1998, (I) 583,096,885 Parent Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (II) no Parent Preferred Shares were outstanding and (III) no more than 5,000,000 Parent Common Shares and no Parent Preferred Shares were held by subsidiaries of Parent; (ii) as of March 31, 1998, warrants to purchase 185,933 Parent Common Shares were outstanding; and (iii) as of September 30, 1997, approximately 44 million Parent Common Shares were reserved for issuance upon exercise of stock options issued under the Tyco International Ltd. Long Term Incentive Plan. No material change in such capitalization has occurred between such dates and the date hereof other than as a result of the exercise of options or warrants outstanding as of such dates. Except as set forth in Section 3.03 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no options, warrants or other rights, agreements arrangements or commitments of any character binding on Parent or any of its subsidiaries relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 3.03 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Common Shares or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 3.01 or 3.03 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

               (b) The Parent Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be listed, upon official notice of issuance, for trading on the NYSE.

               SECTION 3.04. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's shareholders for Parent to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub.

               SECTION 3.05.  No Conflict;  Required  Filings and Consents.  (a)
Section 3.05(a) of the Parent Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $25,000,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Parent or any of its subsidiaries of less than $20,000,000 in any single instance; and
(iii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" but have not been so filed with the SEC as of the date hereof.

               (b) Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Memorandum of Association (or Certificate of Incorporation) or by-laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, Foreign Monopoly Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent Parent or

Merger Sub from performing their respective material obligations under this Agreement, and would not otherwise be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Parent.

               SECTION  3.06.  Compliance;  Permits.  (a) Except as disclosed in
Section 3.06(a) of the Parent Disclosure Schedule or the Parent SEC Reports, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (b) Except as disclosed in Section 3.06(b) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits" except where the failure to hold such Parent Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect). Parent and its subsidiaries are in compliance with the terms of Parent Permits, except as described in the Parent SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 3.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1994, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996 and its Transition Report on Form 10-K for the nine month period ended September 30, 1997, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ending December 31, 1997, and March 31, 1998,
(iii) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since December 31, 1996, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC since December 31, 1994, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Reports) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

               SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Parent Disclosure Schedule or the Parent SEC Reports, between December 31, 1997 and the date hereof, Parent has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or changed circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Memorandum of Association or Bye-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods; or
(v) any sale of a material amount of assets of Parent, except in the ordinary course of business.

               SECTION 3.09. No Undisclosed Liabilities. Except as is disclosed in Section 3.09 of the Parent Disclosure Schedule and the Parent SEC Reports, neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Parent's unaudited balance sheet (including any related notes thereto) as of March 31, 1998 included in Parent's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (the "1998 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1998 Balance Sheet, (c) incurred since March 31, 1998 in the ordinary course of business, (d) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION  3.10.  Absence  of  Litigation.  Except  as set forth in
Section 3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

               SECTION 3.11. Employee Benefit Plans; Employment Agreements.  (a)
Section  3.11(a) of the Parent  Disclosure  Schedule lists all employee  pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of Parent or any entity (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA ("Parent ERISA Affiliate"), or any subsidiary of Parent, as well as each plan with respect to which Parent or a Parent ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 3.11, the "Employee Plans"). Prior to the date of this Agreement, Parent has made available to the Company copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants,
(ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Employee Plan and related trust which is subject to Parts 1, 2 and 4 of the Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application for such determination). For purposes of this
Section 3.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that Parent or a Parent ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that Parent or a Parent ERISA Affiliate has incurred or may incur obligations in an amount exceeding $3,000,000, with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

               (b) Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule or the Parent SEC Reports, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject Parent or any Parent ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to Parent or any Parent ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Employee Plan, and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to
Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to
Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to Parent or any Parent ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither Parent nor any Parent ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

               (c) Section 3.11(c) of the Parent Disclosure Schedule sets forth a true and complete list of the aggregate number of (i) options to purchase Parent Common Shares as of the date hereof, together with the number of shares of Parent Common Shares subject to such options, the option prices of such options (to the extent determined as of the date hereof), whether such options are intended to qualify as ISOs, and the expiration date of such options; (ii) any shares of Parent Common Shares that are restricted; and (iii) any other rights, directly or indirectly, to receive Parent Common Shares, together with the number of Parent Common Shares subject to such rights, held by each current or former employee, officer or director of Parent or any of its subsidiaries.

               (d) Section 3.11(d) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make annual cash payments in an amount exceeding $1,500,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Employee Plans obligating Parent or any of its subsidiaries to make annual cash payments in an amount exceeding $1,500,000;
(iv) all officers of Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (v) all severance agreements, programs and policies of Parent or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $1,500,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Company which contain change in control provisions.

               (e) Except as set forth in Section 3.11(e) of the Parent Disclosure Schedule, no employee of Parent or any of its subsidiaries has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of Parent. The PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $10,000,000 the value of the Defined Benefit Plans' assets. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of Parent under Section 4068 of ERISA or otherwise. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

               (f) Except as provided in Schedule 3.11(f) of the Parent Disclosure Schedule, Parent has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Employee Plan that invests in Parent stock.

                (g) Each Employee Plan covering non-U.S. employees (an "International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the International Plans are adequately provided for on the consolidated financial statements of Parent.

               (h)  Parent  has  fiduciary   liability  insurance  of  at  least
$15,000,000 in effect covering the fiduciaries of the Employee Plans (including Parent) with respect to whom Parent may have liability.

               SECTION 3.12. Labor Matters.  Except as set forth in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports, (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 3.13. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the Parent Common Shares to be issued in the Merger will be registered with the SEC shall not, at the time the

Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing specifically for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders or at the time of the Company Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

               SECTION 3.14. Restrictions on Business Activities. Except for this Agreement, to the best of Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Parent or any of its subsidiaries as currently conducted by Parent or such Subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 3.15. Title to Property. Parent and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1998 Balance Sheet; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from other material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 3.16. Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

               (a) Parent and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the September 1997 Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against Parent or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and Parent has not been notified in writing of any proposed Tax claims or assessments against Parent or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the September 1997 Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither Parent nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of Parent, there are no liens for material amounts of Taxes on the assets of Parent or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

               (b) Except as set forth in Section 3.16 of the Parent  Disclosure
Schedule: (i) Neither Parent nor any of its subsidiaries has ever been a member of an affiliated group within the meaning of Section 1504 of the Code or filed or been included in a combined, consolidated or unitary Tax Return, other than of Parent and its subsidiaries; (ii) other than with respect to Parent and its subsidiaries, neither Parent nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by Parent or any of its subsidiaries with respect to Taxes; (iii) neither Parent nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (iv) neither Parent nor any of its subsidiaries has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (v) neither Parent nor any of its subsidiaries has agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) the prices for any property or services (or for the use of property) provided by Parent or any of its subsidiaries to any other subsidiary or to Parent have been arm's length prices, determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (vii) neither Parent nor any of its subsidiaries is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (viii) neither Parent nor any of its subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and (ix) none of the assets owned by Parent or any of its subsidiaries is property that is required to be treated as owned by any other person pursuant to Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               SECTION 3.17.  Environmental  Matters. (a) Except as set forth in
Section 3.17(a) to the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of Parent and its subsidiaries are in material compliance with the Environmental Laws, which compliance includes the possession by Parent and its subsidiaries of all material permits and governmental authorizations required under applicable
Environmental Laws, and material compliance with the terms and conditions thereof.

               (b) Except as set forth in Section 3.17(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has retained or assumed either contractually or by operation of law.

               (c) There are no past or present actions, inactions,  activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (d) Except as set forth in Section 3.17(d) of the Parent Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no off-site locations where Parent or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern has been listed on the National Priority List, CERCLIS, state Superfund site list or state analog to CERCLIS, and Parent and its subsidiaries have not been notified that either of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by Parent or any of its subsidiaries; (iii) there is no asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by Parent or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCB's) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Parent or any of its subsidiaries.

               SECTION 3.18. Brokers. No broker, finder or investment banker (other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of whom will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

               SECTION 3.19. Intellectual Property. (a) Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Parent Intellectual Property Assets that are used in the business of Parent and its subsidiaries as currently conducted without conflict with the rights of others except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used herein, "Parent Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Parent or any of its subsidiaries.

               (b) Except as disclosed in Section 3.19(b) of the Parent Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims with respect to the Parent Intellectual Property Assets, or Third Party Intellectual Property Assets to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through Parent or any of its subsidiaries, are currently pending or, to the knowledge of Parent, are threatened by any person.

               (c) Except as set forth in Section 3.19(c) of the Parent Disclosure Schedule or the Parent SEC Reports or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of Parent and/or each of its subsidiaries is valid and subsisting.

               (d) Except as set forth in Section 3.19(d) of the Parent Disclosure Schedule, to Parent's knowledge: there is no material unauthorized use, infringement or misappropriation of any of Parent's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Parent or any of its subsidiaries.

               SECTION 3.20. Interested Party Transactions. Except as set forth in Section 3.20 of the Parent Disclosure Schedule or the Parent SEC Reports, since the date of Parent's proxy statement dated February 20, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

               SECTION 3.21. Insurance. Except as disclosed in Section 3.21 of the Parent Disclosure Schedule or the Parent SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by Parent, except as would not reasonably be expected to have a Material Adverse Effect.

               SECTION 3.22. Product Liability and Recalls. (a) Except as disclosed in Section 3.22(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent is not aware of any claim, pending or threatened, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (b) Except as disclosed in Section 3.22(b) of the Parent Disclosure Schedule or the Parent SEC Reports, there is no pending or, to the knowledge of Parent, overtly threatened, recall or investigation of any product sold by Parent, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               SECTION 3.23. Ownership of Merger Sub; No Prior Activities. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

               (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

               SECTION 3.24. Pooling Matters. To Parent's knowledge and based upon consultation with its independent accountants, Parent has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its affiliates on or before the date of this Agreement that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, and Parent has no knowledge that such business combination cannot be accounted for in that manner. For purposes of this Section 3.26, "to Parent's knowledge" means to the actual knowledge of Parent's Chief Executive Officer or Chief Financial Officer.

               SECTION 3.25. Tax Matters. The representations, statements, and covenants set forth in paragraph 2 through 25 of Exhibit B hereto are true and correct in all material respects.

               SECTION 3.26. DGCL Section 203. Other than by reason of this Agreement or the transactions contemplated hereby, Parent is not an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.

               SECTION 3.27 Accuracy of Information. Each of Parent and Merger Sub acknowledges that none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or their agents or representatives including, without limitation, including any estimations, projections or other statement regarding future performance, except to the extent set forth in this Agreement (including the Company Disclosure Schedule and the Supplemental Company Disclosure Schedule).


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER


               SECTION 4.01. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

                (a) amend or otherwise change the Company's Certificate of Incorporation or By-Laws;

                (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof);

                (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $2,000,000 in the aggregate);

                (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, and except that the Company may declare and pay quarterly cash dividends of $0.04 per share consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

                (e) (i) acquire (by merger,  consolidation,  or  acquisition  of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or other borrowings not in excess of $5,000,000 in the aggregate or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of 110% of the amount thereof provided for in the Company's current business plan, a copy of which has heretofore been furnished to Parent; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

                (f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into or modify any employment or severance agreement, in excess of $100,000 with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement, Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Employee Plan, trust, fund, policy or arrangement.

                (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

                (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or other settlements not in excess of $2,000,000 in the aggregate;

                (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

                (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above.

               SECTION 4.02. No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) considering, negotiating, approving and recommending to the shareholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, (ii) taking and disclosing to its shareholders a position with respect to any tender or exchange offer commenced by a third party, or amending or withdrawing such position, as contemplated by Rules 14d-9 and 14e-2 under the Exchange Act, (iii) making any disclosure to its shareholders or (iv) furnishing information to a third party which has made a bona fide Acquisition Proposal, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent; provided that, as to each of clauses (i),
(ii), (iii) and (iv), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps")) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

               (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and, unless the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel) that it is or is reasonably likely to be inconsistent with its fiduciary duties, shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of Parent, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(c).

               (c) Anything to the contrary in this Section or elsewhere in this Agreement notwithstanding, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of the matters set forth in Section 5.02, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal, except (x) to the extent that such Board of Directors reasonably determines in good faith (after due consultation with independent counsel) that it is or is reasonably likely to be required to cause the Company to act as provided in this Section 4.02(d) in order for the Board of Directors to discharge properly its fiduciary duties and
(y) with respect to the approval or recommendation of any Acquisition Proposal or entering into any agreement with respect to any Acquisition Proposal, after the third business day following Parent's receipt of written notice of the information with respect to such Acquisition Proposal, and, if applicable, the second business day after Parent's receipt of written notice of the information with respect to all material amendments or modifications thereto, in each case as contemplated by Section 4.02(b) above.

               (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

               (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

               SECTION 4.03. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, except as set forth in Section 4.03 of Parent Disclosure Schedule or unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

                (a) amend or otherwise change Parent's Memorandum of Association or Bye-Laws;

                (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

                (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent, and except that Parent may declare and pay quarterly cash dividends of $0.025 per share consistent with past practice; or

                (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


               SECTION 5.01. Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the Company's rights pursuant to last sentence of Section 5.02.

               SECTION 5.02. Company Shareholders Meeting. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to its rights pursuant to the last sentence of Section 4.02(a), the Company shall solicit from its shareholders proxies in favor of approval of the Merger and this Agreement, and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

               SECTION 5.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated April 9, 1998 (the "Confidentiality Letter"), between Parent and the Company.

               SECTION 5.04. Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

               SECTION 5.05. Agreements with Respect to Affiliates. (a) The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the " Company Affiliate Letter") identifying all persons who are, at the time of the Company Shareholders Meeting, anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, no less than 35 days prior to the date of the Company Shareholders Meeting a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

               (b) Parent shall deliver to the Company, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Parent Affiliate Letter") identifying all persons who are, at the time of the Closing, anticipated to be "affiliates" of Parent for purposes of the Pooling Rules. Parent shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Parent Affiliate Letter to deliver to Parent, no less than 35 days prior to the date of Closing a written agreement in connection with restrictions on affiliates under pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

               SECTION 5.06. Indemnification and Insurance. (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

               (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, (iii) any written determination made by such counsel shall, in the first instance and subject to any contrary determination by a court of competent jurisdiction, be presumptively binding on the parties with respect to whether an Indemnified Party's conduct complies with the standards of applicable law, the Company's Certificate of Incorporation or By-Laws, or any such applicable contract or agreement, and (iv) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and
provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

               (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time.

               (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

               (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section.

               (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

               SECTION 5.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

               SECTION 5.08. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company, except as to any line of business of the Company and its subsidiaries which accounts for no more than 10% of the total revenues of the Company and its subsidiaries taken as a whole, or any line of business of Parent which accounts for no more than 10% of the total revenues of Parent's Disposable and Specialty Products Group. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)). Parent shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368 of the Code.

               SECTION 5.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE, if it has used all reasonable efforts to consult with the other party.

               SECTION 5.10. Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Common Shares to be issued in the Merger and upon exercise of the Adjusted Options to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

               SECTION 5.11. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Company shall be responsible for the payment of all such taxes and fees.

               SECTION 5.12. Option Plans and Benefits, etc. (a) Prior to the Effective Time, the Parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 1.06(c). The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company Stock Purchase Plans to be prior to the Effective Time and to terminate such plans as of the Effective Time.

               (b) The Company shall use its best efforts to obtain prior to the Effective Time an acknowledgment from each former PAS stockholder who may be entitled to receive shares of Company Common Stock pursuant to the PAS Obligations, that from and after the Effective Time Tyco Common Shares will be issued in lieu of shares of Company Common Stock issuable pursuant to the PAS Obligations, as provided in Section 1.06(c)(2) of this Agreement.

               (c) Parent and Sub agree that, effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation and its subsidiaries and successors to, provide those persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees") with employee welfare and retirement plans and programs which provide benefits that are, in the aggregate, substantially similar to those provided to such Retained Employees immediately prior to the date hereof. With respect to such benefits, (i) service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Employee Plan (as defined in Section 2.11(a)) and eligibility waiting periods under any group health plan shall be waived with respect to such Retained Employees and their eligible dependents, and (iii) Retained Employees shall be given credit for amounts paid under an Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Parent, the Surviving Corporation or their subsidiaries.

               SECTION 5.13. Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Deloitte & Touche, LLP to deliver to Parent, and Parent shall use its best efforts to cause Coopers & Lybrand to deliver to the Company, a letter covering such matters as are reasonably requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

               SECTION 5.14. Pooling Accounting Treatment. (a) Parent and the Company each agrees to use its best efforts not to take any action that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, and Parent and the Company each agrees to use its best efforts to take such action as may be reasonably required to negate the impact of any past actions by Parent, the Company or their respective affiliates which would reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to use its best efforts to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.01(i).

               (b) Parent shall use its best efforts to obtain an opinion of Cooper & Lybrand, independent public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and the Company shall use its best efforts to obtain an opinion of Deloitte & Touche, independent certified public accountants, to the effect that the Merger, to the best of their knowledge, after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

               SECTION 5.15. Connecticut Transfer Act. The Company shall comply with all applicable provisions and requirements set forth in the Connecticut Transfer Act, Conn. Gen. Stat. ss.22a-134 et. seq., as amended by Pub. Act 95-183, in respect of the Merger, required to be complied with prior to the Effective Time, including, without limitation, making all required filings with the Connecticut Department of Environmental Protection and all investigations required to be made in respect thereof.

               SECTION 5.16. Director Appointment. In the event that there shall be a vacancy in the Board of Directors of Parent occurring after the Effective Time and prior to the next annual general meeting of shareholders of Parent, Parent shall take all necessary action, subject to applicable fiduciary obligations of Parent's Board of Directors, to appoint Leon C. Hirsch to fill such vacancy. In the event that no such vacancy shall occur, Parent shall take all necessary action, subject to applicable fiduciary obligations of Parent's Board of Directors, to nominate Mr. Hirsch for election as a director of Parent at the next annual general meeting of shareholders of Parent occurring after the Effective Time.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER


               SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

               (b) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company;

               (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Foreign Monopoly Laws shall have been obtained.

               (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation or any of its subsidiaries, or (iii) compelling or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;
        provided that for purposes of this Section 6.01(d) (but not for any other purpose of this Agreement or otherwise), a line of business of the Surviving Corporation and its subsidiaries which accounts for no more than 10% of the total revenues of the Surviving Corporation and its subsidiaries taken as a whole (in the case of (ii) above), or a line of business of Parent which accounts for no more than 10% of the total revenues of Parent's Disposable and Specialty Products Group (in the case of (iii) above) shall not be deemed material;

               (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

               (f) Tax Opinions. The Company shall have received a written opinion of Skadden, Arps, and Parent shall have received a written opinion of Kramer, Levin, Naftalis & Frankel, in form and substance reasonably satisfactory to each of them, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by Company shareholders, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation
        Section 1.367(a)-3(c)(5)(ii), pursuant to the Merger will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and accordingly, Parent will be treated as a corporation for United States federal income tax purposes. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions; and

               (g) Opinion of Accountant. Parent shall have received an opinion of Coopers & Lybrand, independent certified public accountants, to the effect that the

        Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such opinion shall be in form and substance reasonably satisfactory to Parent and the Company.

               SECTION 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause
        (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent;

               (d) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect; and

               (e) Capitalization. The capitalization of the Company on the date of this Agreement and as of the Effective Time (in terms of the sum of the number of shares of Company Common Stock outstanding, plus the number of shares reserved for existing grants pursuant to the Company Stock Option Plans) shall not exceed by more than the sum of the number of shares reserved and available for issuance under the Stock Purchase Plans as of the date hereof (but in no event more than the number of shares set forth in Section 2.03(v)), plus the number of shares, if any, issued pursuant to the PAS Obligations after the date hereof, plus 50,000 shares the capitalization with respect to such outstanding shares and shares reserved for Company Stock Option Plans set forth in Section 2.03 (including Section 2.03 of the Company Disclosure Schedule), and the Aggregate Option Exercise Spread as of the date of this Agreement and as of the Effective Time shall not exceed by more than $5,000,000 the amount set forth in Section 2.11(c) of the Company Disclosure Schedule.

               SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse
        Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent;

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent;

               (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or Parent; and

               (d) Listing. The Parent Common Shares issuable in the Merger and upon exercise of the Adjustment Options shall have been authorized for listing on the NYSE upon official notice of issuance.

                                   ARTICLE VII

                                   TERMINATION


               SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or Parent:

                (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

                (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1998 (other than for the reasons set forth in clause (d) below); or

                (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                (d) by either Parent or the Company, if the requisite vote of the shareholders of the Company shall not have been obtained by December 31, 1998, or if the shareholders of the Company shall not have approved the Merger and this Agreement at the Company Shareholders Meeting; or

                (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have approved or recommended to the shareholders of the Company an Alternative Transaction (as hereinafter defined); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company approves or recommends that the shareholders of the Company tender their shares in, such tender or exchange offer; or

                (f) by the Company, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do so, in each case in compliance with the provisions of Section 4.02; or

                (g) by Parent or the Company, if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, that, if such Terminating Misrepresentation is curable prior to December 31, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

                (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied (a "Company Terminating Change"), or by the Company, if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (a "Parent

        Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to December 31, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this
        Section 7.01(h); or

                (i) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, that, if such Terminating Breach is curable prior to December 31, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(i); or

                (j) by Parent if any representation or warranty of the Company shall be untrue when made or shall have become untrue such that the condition set forth in Section 6.02(e) would not be satisfied (other than by reason of a Terminating Breach).

               As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

               SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders (i) except that the Company or Parent or Merger Sub may have liability as set forth in
Section 7.03 and Section 8.01 hereof, and (ii) except as provided in Section 7.03, nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful material breach hereof (it being understood that the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful material breach).

               SECTION 7.03. Fees and Expenses.  (a) Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

               (b) The Company shall pay Parent a fee of $125 million (the "Fee"), plus Parent's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses", as applicable to Parent or Company), but in no event more than $5 million, upon the first to occur of any of the following events:

                      (i) the  termination  of this  Agreement  by Parent or the
               Company pursuant to Section 7.01(d) as a result of the failure to receive the requisite vote for approval of the Merger and this Agreement by the shareholders of the Company by December 31, 1998 or of the failure of the shareholders of the Company to approve the Merger and this Agreement at the Company Shareholders Meeting; provided, however, that the Fee and Expenses shall not be payable under this clause (i) if the Company Shareholders Meeting is held and the holders of the requisite number of shares of Company Common Stock do not vote to approve the Merger and the Agreement, unless an Acquisition Proposal is subsequently consummated, which Acquisition Proposal was publicly announced within one year of the date the Company Shareholders Meeting (including any adjournment thereof); or

                      (ii) the  termination of this Agreement by Parent pursuant to Section 7.01(e); or

                      (iii) the  termination  of this  Agreement  by the Company pursuant to Section 7.01(f); or

                      (iv) the  termination of this Agreement by Parent pursuant to Section 7.01(i), provided that the Terminating Breach referred to therein is willful.

               (c) Upon a termination  of this  Agreement by Parent  pursuant to
Section 7.01(g) or 7.01(j), the Company shall pay to Parent the Expenses of Parent relating to the transactions contemplated by this Agreement, but in no event more than $5 million. Upon termination of this Agreement by Company pursuant to Section 7.01(g), Parent shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $5 million.

               (d) The Fee and/or Expenses payable pursuant to Section 7.03(b) or Section 7.03(c) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b) or Section 7.03(c); provided that, in no event shall the Company or Parent, as the case may be, be required to pay such Fee and/or Expenses to the other party, if, immediately prior to the termination of this Agreement, the party entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.


                                  ARTICLE VIII

                               GENERAL PROVISIONS


               SECTION 8.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.06 and 5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement.

               (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

               SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

               (a)    If to Parent or Merger Sub:

                      Tyco International Ltd.
                      The Gibbons Building
                      10 Queen Street, Suite 301
                      Hamilton, Bermuda HM11


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

                      Telecopier No.:  (441) 295-9647
                      Telephone No.:  (441) 292-8674
                      Attention:  Secretary

               With a copy to:

                      Tyco International (US) Inc.
                      One Tyco Park
                      Exeter, NH  03833
                      Telecopier No.:  (603) 778-7330
                      Telephone No.:  (603) 778-9700
                      Attention:  General Counsel, Tyco International (US) Inc.

               and

                      Kramer, Levin, Naftalis & Frankel
                      919 Third Avenue
                      New York, NY  10022
                      Telecopier No.:  (212) 715-8000
                      Telephone No.:  (212) 715-9100
                      Attention:  Joshua M. Berman, Esq.

               (b) If to the Company:

                      United States Surgical Corporation
                      150 Glover Avenue
                      Norwalk, Connecticut 06856
                      Telecopier No.: (203) 846-5988
                      Telephone No.: (203) 845-1000
                      Attention:  General Counsel

               With a copy to:

                      Skadden, Arps, Slate, Meagher & Flom
                      919 Third Avenue
                      New York, NY  10022
                      Telecopier No.:  (212) 735-3000
                      Telephone No.:  (212) 735-2000
                      Attention: Paul T. Schnell, Esq.

               SECTION  8.03.   Certain   Definitions.   For  purposes  of  this
Agreement, the term:

               (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

               (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (ii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

               (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

               (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

               (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

               SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

               SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

               SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               SECTION 8.07. Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

               (b) The Company and Parent agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances, considering not only the Merger Consideration but also the outstanding funded indebtedness (including capital leases) of the Company and its subsidiaries. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

               SECTION 8.08. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

               SECTION 8.09. Assignment; Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

               SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

               SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

               SECTION 8.12. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

               (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

               SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                     [This space intentionally left blank.]

               IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    TYCO INTERNATIONAL LTD.


                                    By   /s/ Mark H. Swartz
                                         ------------------
                                           Name:  Mark H. Swartz
                                           Title:  Executive Vice President
                                                   and Chief Financial Officer



                                    T11 ACQUISITION CORP.


                                    By     /s/ Mark H. Swartz
                                           ------------------
                                           Name:  Mark H. Swartz
                                           Title:  Vice President


                                    UNITED STATES SURGICAL CORPORATION


                                    By   /s/ Leon C. Hirsch
                                         ------------------
                                           Name:  Leon C. Hirsch
                                           Title:  President and Chief Executive
                                                   Officer